Exhibit 16.1

[Letterhead]

June 29, 2012

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Re: Investors Real Estate Trust

Dear Sirs/Madams:

We are currently the principal accountant for Investors Real Estate Trust (the “Company”) and, under the date of July 14, 2011 (December 12, 2011, as to the effects of discontinued operations as disclosed in Note 12), we reported on the consolidated financial statements of Investors Real Estate Trust as of and for the years ended April 30, 2011, 2010, and 2009, and the effectiveness of internal control over financial reporting as of April 30, 2011. On June 26, 2012, we were notified that Investors Real Estate Trust engaged Grant Thornton LLP as its principal accountant for the year ending April 30, 2013, and that the auditor-client relationship with Deloitte & Touche LLP will cease upon completion of the audit of Investors Real Estate Trust’s consolidated financial statements as of and for the year ended April 30, 2012, and the effectiveness of internal control over financial reporting as of April 30, 2012, and the issuance of our reports thereon.

We have read Item 4 of Investors Real Estate Trust’s Form 8-K dated June 29, 2012, and have the following comments:

1. We agree with the statements made in Item 4.01 (a), except that we have no basis on which to agree or disagree with Investors Real Estate Trust’s statement that (i) the change was approved by the Audit Committee of the Board of Directors and (ii) the Company will file an amendment to this Form 8-K to provide the disclosures required by Item 304(a)(1) of Regulation S-K.

2. We have no basis on which to agree or disagree with Investors Real Estate Trust’s statements made in Item 4.01 (b).

Yours truly,

/s/ Deloitte & Touche LLP
Deloitte & Touche LLP